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                                                                                     EXHIBIT 11(i)


                                            INGERSOLL-RAND COMPANY
                                   COMPUTATION OF PRIMARY EARNINGS PER SHARE
                       (In millions of dollars except for shares and per share amounts)
                                                            Years ended December 31,
                                             1995          1994          1993          1992          1991
     PRIMARY EARNINGS PER SHARE:
     Earnings before effect of
       accounting changes..........        $270.3        $211.1        $163.5       $ 115.6        $150.6
     Effect of accounting changes:
       - Postemployment benefits               --            --         (21.0)           --            --
       - Postretirement benefits
         other than pensions.......            --            --            --        (332.0)           --
       - Income taxes..............            --            --            --         (18.0)           --
     Net earnings (loss) applicable
       to common stock.............        $270.3        $211.1        $142.5       $(234.4)       $150.6

     Average number of common
       shares outstanding..........   106,069,078   105,458,116   104,991,535   104,340,622   103,634,178

     Primary earnings per share:
     Earnings before effect of
       accounting changes..........         $2.55         $2.00        $ 1.56        $ 1.11         $1.45
       Effect of accounting changes:
         - Postemployment benefits             --            --         (0.20)           --            --
         - Postretirement benefits
           other than pensions.....            --            --            --         (3.19)           --
         - Income taxes............            --            --            --         (0.17)           --
     Primary earnings (loss) per
       share.......................         $2.55         $2.00        $ 1.36        $(2.25)        $1.45

     Notes:  All common share and per share amounts have been adjusted for the 2-for-1 stock split  which was made  in the form of a  stock dividend in 1992.  Shares  issuable under outstanding stock plans, applying the "Treasury Stock"  method, have been excluded  from the computation of  primary earnings
     per share  since such shares  were less than  1% of common shares  outstanding, as follows:   1995 -
     498,456; 1994 - 496,893; 1993 - 600,429; 1992 - 738,149; 1991 - 632,056.
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